EXHIBIT 4.1

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED RIGHTS AGREEMENT

     FIRST AMENDMENT, dated as of May 1, 2005 (this "Amendment"), to the Amended and Restated Rights Agreement, dated as of August 8, 2002 (the "Rights Agreement"), by and between The Neiman Marcus Group, Inc. (the "Company") and Mellon Investor Services LLC, as Rights Agent (the "Rights Agent"). Terms used herein but not defined shall have the meaning assigned to them in the Rights Agreement.

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the "Merger Agreement"), among Newton Acquisition, Inc., a Delaware corporation ("Parent"), Newton Acquisition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, providing for the merger (the "Merger") of the Company with and into Merger Sub, with the Company continuing as the surviving corporation;

     WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment;

     WHEREAS, (i) Section 27 of the Rights Agreement provides that, so long as the Rights are then redeemable, the Company may, and the Rights Agent shall if so directed by the Company, supplement or amend any provision of this Agreement without the approval of any holders of the Rights (subject to limited exceptions that do not apply for purposes hereof); (ii) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 27 of the Rights Agreement; and (iii) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1.     Amendments to Rights Agreement.

     (a)  The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

"Notwithstanding anything in this Section 1(a) to the contrary, none of Newton Acquisition, Inc., a Delaware corporation ("Parent"), Newton Acquisition Merger Sub, Inc., a Delaware corporation ("Merger Sub"), or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an "Acquiring Person" solely by virtue or as a result of the approval, execution, delivery, adoption or performance of the Agreement and Plan of Merger, dated as of May 1, 2005, among Parent, Merger Sub and the Company (as it may be amended or supplemented from time to time, the "Merger Agreement") or the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby, including without limitation, entry into or performance of the Stockholder Agreement, dated as of May 1, 2005, among Parent, Merger Sub and the other signatory parties thereto (as it may be amended or supplemented from time to time) (such actions described in this sentence, the "Permitted Events")."

     (b)  The definition of "Stock Acquisition Date" in Section 1(z) of the Rights Agreement is amended to add the following sentence at the end thereof:

"Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely by virtue or as a result of the public announcement of any Permitted Event."

     (c)  Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

"Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of any Permitted Event."

     (d)     Section 7(a) of the Rights Agreement is modified, amended and restated as follows:

"Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a share of Preferred Stock as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the earliest of (i) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the "Effective Time"), but only if the Effective Time shall occur, (ii) the close of business on October 6, 2009 (the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof. The Company will provide the Rights Agent with notice of the Effective Time, provided, however, that failure to notify the Rights Agent of the Effective Time shall not in any way effect the time at which the Rights cease to be exercisable pursuant to the foregoing sentence."

     (e)     A new Section 35 is added to read in its entirety as follows:

"Section 35. Termination. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without further force or effect (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company or of any other Person; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement."

     2.     Interpretation. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     3.     Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     4.     Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

     5.     Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

     6.     Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     7.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Attest:	THE NEIMAN MARCUS GROUP, INC.

By: __/s/ Nelson A. Bangs_	By: _/s/ Burton M. Tansky_
Name: Nelson A. Bangs	Name: Burton M. Tanksy
Title: Senior Vice President and General Counsel	Title: President and Chief Executive Officer

Attest:	MELLON INVESTOR SERVICES LLC, as Rights Agent

By: ___/s/ Laura R. Picone__	By:__/s/ Michael A. Nespoli_
Name: Laura R. Picone	Name: Michael A. Nespoli
Title: Vice President	Title: Vice President